UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2010

Phoenix Technologies Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17111	04-2685985
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-570-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously announced in a Current Report on Form 8-K filed on October 22, 2010, on October 21, 2010, Phoenix Technologies Ltd., a Delaware corporation ("Phoenix" or the "Company"), entered into an Amendment (the "Amendment") to the Agreement and Plan of Merger (the "Marlin Merger Agreement") dated August 17, 2010, between Phoenix and Pharaoh Acquisition LLC, a Delaware limited liability company formerly known as Pharaoh Acquisition Corp ("Parent"), Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), each affiliates of Marlin Equity Partners ("Marlin"), and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Subsidiary, Marlin Equity II, L.P., a Delaware limited partnership and Marlin Equity III, L.P., a Delaware limited partnership. Pursuant to the Amendment, the Merger Consideration (as defined in the Marlin Merger Agreement) was increased to $4.05 per share.

Prior to the date of the Amendment, affiliates of Gores Capital Partners III, L.P. ("Gores") submitted a definitive offer and proposal to acquire all of the securities of the Company for cash consideration of $4.05 per share. The Phoenix board of directors (the "Board") determined that in light of the terms proposed by Marlin in the Amendment, the Gores offer did not constitute a Superior Proposal (as defined in the Marlin Merger Agreement).

On October 28, 2010, Gores submitted a revised proposal to acquire all of the securities of the Company for cash consideration of $4.20 per share. The revised, non-binding proposal is subject to satisfactory completion of confirmatory due diligence by Gores and the finalization of definitive agreements.

Promptly following the submission of Gores’ proposal, on October 29, 2010, the Board held a meeting to review the terms of the non-binding proposal. The Board carefully reviewed the terms of the unsolicited proposal from Gores and, after consulting with its financial and legal advisors, determined that the unsolicited proposal satisfies the conditions contained in the Marlin Merger Agreement, as amended, that permit the Company, in order for the Board to comply with its fiduciary duties under applicable law, to enter into discussions and negotiations with Gores with respect to the proposal and to share information about the Company with Gores. The Company has commenced such discussions in accordance with the terms of the Marlin Merger Agreement, as amended.

There is no assurance that the Gores proposal will not be withdrawn, or will result in a definitive offer that is acceptable to the Board or that a definitive agreement will be executed.

The Company is continuing to comply with its obligations under the Marlin Merger Agreement, as amended, which remains in effect. As previously announced by the Company, the Board has approved the Amendment and the Marlin Merger Agreement and recommends that the stockholders of the Company adopt the Marlin Merger Agreement, as amended, and approve the Merger, and the Board continues to support this recommendation.

Important Additional Information About the Merger and Where You Can Find It.

In connection with the proposed transaction and the special meeting of Phoenix stockholders to approve the transaction, Phoenix filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010 and a supplement to the definitive proxy statement on October 26, 2010 (as supplemented, the "Proxy Statement"). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the Proxy Statement. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Forward-Looking Statements

This document contains certain forward-looking statements about the Company that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the indication of interest in the acquisition proposal; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the "Risk Factors" and other sections of the Company’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Technologies Ltd.

October 29, 2010	By:	/s/ Timothy C. Chu

Name: Timothy C. Chu
Title: VP, General Counsel and Secretary